JOSEPHLOPEZ LLP
Advocates & Solicitors

6 Shenton Way #07-11
OUE Downtown 2
Singapore 068809
Tel: (65) 6339 4040 (Main)
Email: mail@joseph-lopez.com

Your Ref : To be advised
Our Ref : 202671169.JL.KY.PC.YT.ah
Date : 16 April 2026

Page(s) : 7+
Writer's (DID) : 6233 7777 / 6233 7772 / 6233 7775
Writer's Email : jl@joseph-lopez.com / kyle.yew@joseph-lopez.com / yenting.kong@joseph-lopez.com

D. BORAL CAPITAL
590 Madison Avenue
39th Floor
New York, NY 10022

BY EMAIL ONLY
btarbet@dboralcapital.com

SICHENZIA ROSS FERENCE CARMEL LLP
1185 Avenue of the Americas
26th Floor
New York, NY 10036

kmaas@srfc.law
rcarmel@srfc.law
jwofford@srfc.law
twu@srfc.law

Dear Sirs,

GENIUS GROUP LIMITED (THE "COMPANY") – LEGAL OPINION IN CONNECTION WITH THE PROSPECTUS SUPPLEMENT TO THE REGISTRATION STATEMENT ON FORM F-3 (REGISTRATION NO. 333-288534)

1. We have acted as Singapore legal counsel to the Company in connection with the offering and sale by the Company of its securities pursuant to a prospectus supplement (the "**Prospectus Supplement**") to be filed with the United States Securities and Exchange Commission (the "**SEC**") under Rule 424(b) of the Securities Act of 1933, as amended (the "**Securities Act**"), supplementing the base prospectus contained in the Company's Registration Statement on Form F-3 (Registration No. 333-288534) (as amended, the "**Registration Statement**").

2. This opinion is delivered pursuant to Section 2.2(a)(ii) of the Securities Purchase Agreement dated April 15, 2026 between the Company and the purchasers identified therein (the "**Purchase Agreement**").

3. We are instructed that the Prospectus Supplement relates to the offer and sale by the Company of the following securities:

    a. Up to 2,297,297 Ordinary Shares, no par value per share, of the Company (the "**Shares**"), at a purchase price of US$0.37 per Share;

This document is for addressee(s) only and may contain confidential information and/or may be subject to legal privilege. If you have received this in error, please contact us immediately.
Joseph Lopez LLP (Registration No. (UEN) T14LL0689B) is registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A) with limited liability.

b. Pre-funded Warrants to purchase up to 19,324,324 Ordinary Shares (the "**Pre-funded Warrants**"), at a purchase price of US$0.3699 per Pre-funded Warrant; and

c. Up to 19,324,324 Ordinary Shares issuable upon exercise of the Pre-funded Warrants at an exercise price of US$0.0001 per share (the "**Pre-funded Warrant Shares**").

(together, the "**Securities**")

4. For rendering of this opinion, we have examined copies of the following documents / instructions that were provided to us by way of emails from the Company (including authorized representatives thereof) between 11 April 2026 to 16 April 2026, and/or obtained via searches against the electronic records of the Accounting and Corporate Regulatory Authority of Singapore ("**ACRA**") and SEC's EDGAR database:

a. The Registration Statement on Form F-3 dated 7 July 2025, as amended by Amendment No. 1 thereto filed on 16 July 2025 and Amendment No. 2 thereto filed on 18 July 2025, including the Base Prospectus exhibited therein, which became effective on 18 July 2025;

b. The Prospectus Supplement dated April 15, 2026;

c. The Purchase Agreement dated April 15, 2026 between the Company and the Purchasers in executed form;

d. The Placement Agency Agreement dated April 15, 2026 between the Company and D. Boral Capital, LLC in executed form;

e. The Pre-funded Ordinary Shares Purchase Warrant issued on April 16, 2026 (together with the Purchase Agreement and the Placement Agency Agreement, the "**Documents**");

f. The Constitution of the Company ("**Constitution**") adopted by special resolution passed on 7 April 2025;

g. The Company's business profile information with ACRA dated 14 April 2026, confirming that the Company is a public company limited by shares;

h. The resolution in writing of the board of directors of the Company dated 10 April 2026, in respect of paragraph 3 above ("**Board Resolution**");

i. The Notice of Annual General Meeting ("**AGM**") dated 3 June 2025 which contains, among other things, the proposed Ordinary Resolution 6 (authority to issue Class A Shares pursuant to Section 161 of the Companies Act 1967) (the "**Shareholders' Resolutions**");

j. The minutes of AGM dated 7 July 2025, evidencing that the Shareholders' Resolutions have been duly passed;

k. The ACRA Searches (as defined in paragraph 5(c) below);

l. The Court Searches (as defined in paragraph 5(d) below); and

m. Such other documents as we have considered necessary or desirable in order that we may render this opinion.

5. Save as expressly provided in this paragraph, we express no opinion whatsoever with respect to any document described in paragraph 4 of this legal opinion. In this regard, we have assumed:

a. The correctness of all facts stated in all documents submitted to us, and that such documents have not been rescinded, modified, supplemented or superseded;

b. The genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

c. That the information disclosed by the searches on the Company and its subsidiaries, GeniusU Limited, Wealth Dynamics Pte Ltd and Entrepreneur Resorts Pte Ltd annexed hereto at **Appendix A** (the "**ACRA Searches**") against the electronic records of ACRA is true and complete, such information has not since then been materially altered, and the aforesaid searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the searches;

d. That the information disclosed by the electronic searches of the Admiralty, Appeal Cases, Bankruptcy, Bills of Sale, Civil Cases, Enforcement, and Insolvency modules in respect of the period from 1 January 2024 to 15 April 2026, on the Cause Book Search of the Singapore Judiciary's Integrated Electronic Litigation System annexed hereto at **Appendix B** (the "**Court Searches**") is true and complete, such information has not since then been materially altered, and the aforesaid searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the searches;

e. That where a document has been submitted to us in draft form, it will be executed in the form of that draft;

f. The board of directors of the Company or, as the case may be, such person(s) as authorised by the board of directors of the Company shall, before the allotment, issuance and delivery of the Securities, resolve to approve (or shall have resolved to approve) the allotment, issuance and delivery of such number of Securities in accordance with the particulars in the Registration Statement and the Prospectus Supplement;

g. The Registered Securities will be issued either (i) pursuant to the Shareholders' Resolution obtained at the AGM before conclusion of the next AGM subsequent to the date of this letter or the date by which the next AGM subsequent to the date of this letter is required by law to be held, whichever is the earlier (the "**Shareholders' Resolution Expiration Date**"); or (ii) in

the event that the Registered Securities are issued after the Shareholders' Resolution Expiration Date, pursuant to a further approval of the Shareholders validly obtained pursuant to Section 161 of the Companies Act 1967 of Singapore;

h. The Company has obtained, or will obtain prior to the allotment and issuance of the Securities, all necessary corporate approvals, including any approvals required under the Company's Constitution and the rules and regulations of NYSE;

i. The Purchase Price for the Securities shall have been fully paid in accordance with the terms of the Purchase Agreement and the Placement Agency Agreement;

j. The Company has reserved from its duly authorised capital stock a sufficient number of Ordinary Shares for issuance upon exercise of the Pre-funded Warrants;

k. The Pre-funded Warrants shall be exercised in accordance with their terms and the applicable exercise price shall be fully paid upon exercise;

l. Due compliance with all matters concerning the laws of all jurisdictions other than the Republic of Singapore, including without limitation the Securities Act, the Securities Exchange Act of 1934 (as amended), the rules and regulations of the SEC and the rules and requirements of NYSE;

m. The Registration Statement is, and at the time of the allotment and issuance of the Securities will remain, effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

n. That no event has occurred or will occur which would cause the Company to cease to be eligible to use Form F-3 under the Securities Act;

o. That the Prospectus Supplement and all documents incorporated by reference therein shall have been duly filed with the SEC, and the Prospectus Supplement and Base Prospectus together contain all information required by the Securities Act and the rules and regulations of the SEC thereunder;

p. That for each allotment and issuance of the Securities:

i. such share allotment and issuance will be carried out in accordance with and not in violation of:

(1) the requirements under the prevailing Constitution of the Company at the time of such allotment and issuance and all applicable laws and regulations that are relevant at the time of such allotment and issuance; and

(2) the terms of any agreements, documents, arrangements or transactions to which the Company and/or the shareholders of the Company are subject; and

ii. that the Company has obtained valid shareholders' and board approvals authorising the allotment and issuance of such Securities that were duly passed in accordance with the provisions of the prevailing Constitution of the Company at the time of such allotment and issuance;

q. That where Section 309B of the Securities and Futures Act 2001 of Singapore ("**SFA**") applies, no offer of the Securities was made before the notification required by Section 309B of the SFA was given, including such notification in the Registration Statement or Prospectus Supplement;

r. That the Securities will be duly offered, sold and delivered in accordance with the terms of the Purchase Agreement, the Placement Agency Agreement and, in respect of the Pre-funded Warrant Shares, the Pre-funded Ordinary Shares Purchase Warrant;

s. That the Company is not subject to any winding up, dissolution, judicial management, receivership or similar insolvency proceedings, and no such proceedings are pending or threatened against the Company.

6. Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:

a. The Ordinary Shares to be issued by the Company pursuant to the Purchase Agreement and the Prospectus Supplement, when allotted, issued and delivered by the Company against payment of the purchase price in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

b. The execution, delivery and performance by the Company of the Pre-funded Warrants have been duly authorised by all necessary corporate action of the Company under Singapore law. The Pre-funded Warrants, when duly executed and delivered by the Company in accordance with the terms of the Purchase Agreement, will constitute valid obligations of the Company under Singapore law, provided that we express no opinion as to the validity, binding effect or enforceability of the Pre-funded Warrants under the laws of the State of New York or any law other than Singapore law.

c. The Pre-funded Warrant Shares, when allotted, issued and delivered by the Company upon due exercise of the Pre-funded Warrants in accordance with their terms and against payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

d. For the purposes of this opinion, the term "non-assessable" means that, under the laws of the Republic of Singapore, holders of the Securities, having fully paid up all amounts due on such Securities as to the issue price thereon, are under no further personal liability to

contribute to the assets or liabilities of the Company in their capacities purely as holders of such Securities.

7. This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Purchase Agreement, the Placement Agency Agreement, the Pre-funded Ordinary Shares Purchase Warrant and the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

8. We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the filing of the Prospectus Supplement, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

9. Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the filing of the Prospectus Supplement or otherwise including, but without limitation, any other document signed in connection with the same.

10. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to all references to us, if any, in the Registration Statement and the Prospectus Supplement, and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

11. This opinion is given based on the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

12. We hereby consent to the filing of this opinion letter as an exhibit to the Company's Report on Form 6-K and to the references to our firm under the heading "Legal Matters" in the related Prospectus Supplement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

....

Joseph Lopez / Kyle Yew / Kong Yen Ting
JOSEPH LOPEZ LLP

Cc (1) **GENIUS GROUP LIMITED**
3 Temasek Avenue
#18-01 Centennial Tower
Singapore 039190
Attention: Board of Directors

BY EMAIL ONLY
roger@geniusgroup.ai /
gaurav@geniusgroup.ai